As filed with the Securities and Exchange Commission on January 24, 2023

Registration No. 333-268616

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSP RECOVERY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7374	84-4117825
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

Telephone: (305) 614-2222

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alexandra Plasencia

MSP Recovery, LLC

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

Telephone: (305) 614-2222

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven Canner

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

Telephone: (212) 626-4884

Jeremy L. Moore

Baker & McKenzie LLP

700 Louisiana Street

Houston, TX 77002

Telephone: (713) 427-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to the Registration Statement on Form S-1 is to amend the exhibit index and to file exhibit 107. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith. This Amendment No. 2 does not contain a copy of the prospectus that was included in Amendment No. 1 to the Company’s Registration Statement on Form S-1 and is not intended to amend or delete any part of the prospectus.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

Amount paid or to be paid
SEC registration fee		$112.61
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of directors and officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

In accordance with Section 102(b)(7) of the DGCL, the Charter provides that a director will not be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Charter provides that the Company will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with future directors and executive officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15. Recent sales of unregistered securities

Palantir Private Placement

Throughout the second half of 2022, the Company has issued 1,172,201 shares of Class A Common Stock to Palantir Technologies Inc. (“Palantir”) pursuant to the Amended and Restated Order #1, dated as of October 8, 2021, by and between MSP Recovery, LLC and Palantir, as consideration for certain products and services rendered by Palantir. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

CPIA Warrant

On Pursuant to an Amendment to the CPIA and Warrant Agreement by and between the Holder and the Company to amend the CPIA, the Company grants to the Holder the right to purchase Class A Common Stock in accordance with the terms and conditions of the CPIA. The maximum amount of Class A Common Stock that the Holder may purchase from the Company is 66,666,666 (the “Amount”) for a purchase price equal to $6,666.67 ($0.0001 per Class A Share) (the “Exercise Price”), and is payable in cash. This Warrant (the “CPIA Warrant”) will expire at 5:00 p.m. (Eastern Time), on September 30, 2027 and may be exercised in whole or in part by Holder at any time prior to such date. The Holder can only sell a maximum of 15% per month of the Class A Common Stock obtained through the Warrant. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and financial statement schedules

See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

(a)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That for purposes of determining any liability under the Securities Act:

(i)

The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

2.1+	Membership Interest Purchase Agreement	8-K	001-39445	2.1	May 27, 2022

2.2+	Amendment No. 1 to Membership Interest Purchase Agreement	8-K	001-39445	2.2	May 27, 2022

2.3+	Amendment No. 2 to Membership Interest Purchase Agreement.	8-K	001-39445	2.3	May 27, 2022

2.4+	Amendment No. 3 to Membership Interest Purchase Agreement	8-K	001-39445	2.4	May 27, 2022

2.5+	Amendment No. 4 to Membership Interest Purchase Agreement	8-K	001-39445	2.5	May 27, 2022

3.1+	Second Amended and Restated Certificate of Incorporation of the Company	8-K	001-39445	3.1	May 27, 2022

3.2+	Amended and Restated Bylaws of the Company	8-K	001-39445	3.2	May 27, 2022

4.1+	Specimen Unit Certificate of the Registrant	8-K	001-39445	4.1	May 27, 2022

4.2+	Specimen Class A Common Stock Certificate of the Registrant	8-K	001-39445	4.2	May 27, 2022

4.3+	Specimen Warrant Certificate of the Registrant	8-K	001-39445	4.3	May 27, 2022

4.4+	Warrant Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC	8-K	001-39445	4.4	May 27, 2022

4.5+	New Warrant Agreement	8-K	001-39445	4.5	May 27, 2022

4.6+	Form of New Warrant Certificate	8-K	001-39445	4.6	May 27, 2022

4.7+	CPIA Warrant Agreement	10-Q	001-39445	10.1	November 10, 2022

5.1+	Opinion of Baker & McKenzie LLP as to the validity of securities being registered	S-1/A	333-268616	5.1	January 20, 2023

10.1+	Letter Agreement, dated August 13, 2020, by and among the Registrant and its officers, directors, Nomura and the Sponsor	S-4	6770	10.1	April 29, 2022

10.2+	Investment Management Trust Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC	S-4	6770	10.2	April 29, 2022

10.3+	Registration Rights Agreement, dated August 13, 2020, by and among the Registrant and certain security holders	S-4	001-39445	10.3	April 29, 2022

10.4+	Securities Purchase Agreement, dated July 27, 2020, by and between the Sponsor and Nomura	S-4	001-39445	10.4	April 29, 2022

10.5+	Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor	S-4	6770	10.5	April 29, 2022

10.6+	Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and Nomura	S-4	6770	10.6	April 29, 2022

10.7+	Indemnification Agreement	8-K	001-39445	10.1	May 27, 2022

10.8+	Administrative Support Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor	S-4	6770	10.8	April 29, 2022

10.9+	Forward Purchase Agreement, dated August 13, 2020, by and between the Company and Nomura	S-4	6770	10.9	April 29, 2022

10.10+	Form of Limited Liability Agreement of Opco	S-4	6770	10.10	April 29, 2022

10.11+	Amended and Restated Registration Rights Agreement	8-K	001-39445	10.3	May 27, 2022

10.12#	Tax Receivable Agreement	8-K	001-39445	10.4	May 27, 2022

10.13#	Sponsor Agreement	S-4	6770	10.13	April 29, 2022

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

10.14#+	Employment Agreement, entered into as of May 23, 2022 by and between John H. Ruiz and Lionheart II Holdings, LLC	8-K	001-39445	10.5	May 27, 2022

10.14#+	Employment Agreement, entered into as of May 23, 2022 by and between Frank C. Quesada and Lionheart II Holdings, LLC	8-K	001-39445	10.6	May 27, 2022

10.15+	Escrow Agreement	8-K	001-39445	10.7	May 27, 2022

10.16+	2022 Omnibus Incentive Plan	8-K	001-39445	10.8	May 27, 2022

10.17+	Lock-Up Agreement	8-K	001-39445	10.9	May 27, 2022

10.18+	Legal Services Agreement	8-K	001-39445	10.10	May 27, 2022

10.19+	Side Letter Agreement	8-K	001-39445	10.11	May 27, 2022

10.20+	Virage Side Letter Agreement	8-K	001-39445	10.12	May 27, 2022

10.21+	VRM Full Return Guaranty Agreement	S-4	6770	10.21	April 29, 2022

10.22+	Asset and Interest Transfer Agreement in relation to the Series MRCS Asset Acquisition	S-4	6770	10.22+	April 29, 2022

10.23+	Transfer Agreement in relation to the VRM MSP Asset Acquisition	S-4	6770	10.23+	April 29, 2022

10.24+	Master Transaction Agreement in relation to the VRM MSP Asset Acquisition	S-4	6770	10.24+	April 29, 2022

10.25+	Common Stock Purchase Agreement, dated January 6, 2023, between MSP Recovery, Inc. and YA II PN, Ltd.	8-K	001-39445	10.1	January 12, 2023

10.26+	Registration Rights Agreement, dated January 6, 2023, between MSP Recovery, Inc. and YA II PN, Ltd.	8-K	001-39445	10.2	January 12, 2023

10.27+	Second Amended and Restated Claims Proceeds Investment Agreement, dated January 24, 2019, between MSPA Claims 1, LLC and Brickell Key Investments LP	S-1/A	333-268616	10.27	January 20, 2023

10.28+	Amendment to Claim Proceeds Investment Agreement, dated September 30, 2022, between MSP Recovery, Inc. and Brickell Key Investments LP	S-1/A	333-268616	10.28	January 20, 2023

23.1+	Consent of Marcum LLP	S-1/A	333-268616	23.1	January 20, 2023

23.2+	Consent of Deloitte & Touche LLP	S-1/A	333-268616	23.2	January 20, 2023

23.3+	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)	S-1/A	333-268616	5.1	January 20, 2023

101.INS+	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document)

101.SCH+	Inline XBRL Taxonomy Extension Schema Document

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB+	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104+	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	Calculation of Filing Fee Tables

+	Previously filed.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on January 24, 2023.

MSP Recovery, Inc.

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John H. Ruiz, Calvin Hamstra and Alexandra Plasencia as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

* John H. Ruiz	Chief Executive Officer and Director (Principal Executive Officer)	January 24, 2023

* Calvin Hamstra	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 24, 2023

* Ricardo Rivera	Chief Operating Officer	January 24, 2023

* Frank C. Quesada	Chief Legal Officer and Director	January 24, 2023

* Alexandra Plasencia	General Counsel	January 24, 2023

* Ophir Sternberg	Director	January 24, 2023

* Roger Meltzer	Director	January 24, 2023

* Beatriz Assapimonwait	Director	January 24, 2023

* Michael F. Arrigo	Director	January 24, 2023

* Thomas Hawkins	Director	January 24, 2023

*By:	/s/ Alexandra Plasencia
Name: Alexandra Plasencia
Attorney-in-fact